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                         October 6, 2022

       William R. McDermott
       Chief Executive Officer
       ServiceNow, Inc.
       2225 Lawson Lane
       Santa Clara, California 95054

                                                        Re: ServiceNow, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed on April 22,
2022
                                                            File No. 001-35580

       Dear William R. McDermott:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program